Exhibit 21.01
SUBSIDIARIES OF THE REGISTRANT
PLATO Learning, Inc. has two subsidiaries:
1. PLATO, Inc.
2. CyberEd, Inc.
PLATO, Inc. has three subsidiaries:
1. PLATO Learning (Canada), Inc.
2. PLATO Learning (UK) Limited
3. Lightspan, Inc.